UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 7, 2009 (April 3, 2009)

Biomimetic Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

389-A Nichol Mill Lane Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
Registrant’s telephone number, including area code (615) 844-1280
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 3, 2009, BioMimetic Therapeutics, Inc. (the “Company”) entered into a definitive purchase agreement (the “Purchase Agreement”) with InterWest Partners X, LP (the “Purchaser”), an affiliate of InterWest Partners (“InterWest Partners”), a stockholder of the Company. Pursuant to the Purchase Agreement, the Company agreed to sell, and the Purchaser agreed to purchase, 941,177 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $8.50 per share (which represents a premium to the market price of the Common Stock on the date of execution of the Purchase Agreement) and an aggregate gross purchase price of approximately $8,000,000. The Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares issued in the private placement and certain other shares of common stock currently held by affiliates an InterWest Partners. The Company expects the closing of the private placement to occur on or about April 7, 2009, subject to the satisfaction of customary closing conditions.
     Chris Ehrlich, a member of the Company’s Board of Directors, is a Partner of InterWest Partners.
     On April 6, 2009, the Company announced that its Board of Directors has approved a rights offering to be made to the Company’s existing stockholders. The Company intends to proceed with the rights offering once a registration statement relating to the rights offering has been filed with, and declared effective by, the SEC. In connection with the rights offering, the Company entered into a standby purchase agreement with Novo A/S, an existing stockholder of the Company, pursuant to which Novo A/S has agreed to backstop the rights offering by agreeing to purchase up to $15 million of common stock in the offering (the “Standby Purchase Agreement”). The Company agreed to file a registration statement with the SEC covering the resale of the shares issued to Novo A/S in the rights offering.
     Novo A/S is an interested stockholder for purposes of Section 203 of the Delaware General Corporation Law and, in accordance with such law, the issuance of shares to Novo A/S in the rights offering, pursuant to the Standby Purchase Agreement or otherwise, requires the approval, in an annual or special meeting of stockholders, of 66 2/3% of outstanding shares of Common Stock. The Company intends to solicit such approval at its upcoming annual meeting of stockholders. The sale of Common Stock to Novo A/S is also subject to the satisfaction of customary closing conditions. There can be no assurance that the proposed rights offering will be commenced or completed, and the Company is unable, at this time, to ascertain the amount of proceeds it will generate in the rights offering. There can be no assurance that the Company will be able to solicit successfully the approval of its stockholders to issue any shares to Novo A/S.
     The foregoing description of the Purchase Agreement and the Standby Purchase Agreement transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreement and the Standby Purchase Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

IMPORTANT ADDITIONAL INFORMATION
     The Company intends to file with the SEC a proxy statement in connection with the issuance of shares to Novo A/S. Investors and the Company’s stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the Company and such issuance. Investors and the Company’s stockholders may obtain free copies of the proxy statement when it becomes available at the SEC’s website at http://www.sec.gov, at our website at http:// www.biomimetics.com or by writing to BioMimetic Therapeutics, Inc., 389-A Nichol Mill Lane, Franklin, TN 37067, Attention: Investor Relations.
Item 3.02 Unregistered Sales of Equity Securities
     The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference into this Item 3.02.
     The shares offered to InterWest have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws. InterWest Partners is an accredited investor.
Item 8.01 Other Events
     On April 6, 2009, the Company announced that its Board of Directors has approved a rights offering to be made to the Company’s existing stockholders. The Company intends to proceed with the rights offering once a registration statement relating to the rights offering has been filed with, and declared effective by, the SEC. A copy of a press release issued by the Company regarding the transactions described in this report is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
10.1	Purchase Agreement dated as of April 3, 2009 by and between BioMimetic Therapeutics, Inc. and InterWest Partners.

10.2	Standby Purchase Agreement dated as of April 4, 2009 by and between BioMimetic Therapeutics, Inc. and Novo A/S.

99.1	Press Release of BioMimetic Therapeutics, Inc. dated April 6, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Earl Douglas
Name:	Earl Douglas
Title:	General Counsel

Date: April 7, 2009